Exhibit 99.1

News Announcement

CONTACT:
Star Gas	Robert L. Rinderman, Purdy Tran
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS, L.P.

ANNOUNCES SALE OF PROPANE AND COMPLETION OF REFINANCING;

END TO LIQUIDITY CRISIS

STAMFORD, CT (December 17, 2004) — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, today announced the completion of the sale of its propane business and the execution of a new revolving credit facility for its heating oil segment. The Partnership believes that its recent liquidity crisis has ended as a result of the successful completion of these two transactions.

On December 17, 2004, the Partnership completed the previously announced sale of its propane segment, held largely through Star Gas Propane, L.P., to Inergy Propane LLC (“Inergy”), the operating subsidiary of Inergy, L.P., (NASDAQ: NRGY), for a purchase price of $475 million, subject to certain adjustments. The Partnership expects to recognize a gain in excess of $150 million from the sale of the propane segment.

$311 million of the net proceeds from the sale of the propane segment were used to repurchase the senior secured notes and first mortgage notes of the heating oil segment and propane segment, to repay amounts outstanding under the propane segment’s working capital facilities. The Partnership expects to recognize a loss of approximately $43 million on the early redemption of the senior secured notes and first mortgage notes of the heating oil segment and propane segment.

In accordance with the terms of the indenture relating to the Partnership’s 10 1/4% Senior Notes (“MLP Notes”), the Partnership is obligated, within 360 days of the sale, to apply the remaining net proceeds of the sale of the propane segment either to reduce indebtedness (and reduce any related commitment) of the Partnership or of a restricted subsidiary, or to make an investment in assets or capital expenditures useful to the Partnership’s or any subsidiary’s business. To the extent any net proceeds that are not so applied exceed $10 million (“excess proceeds”), the indenture requires the Partnership to make an offer to all holders of MLP Notes to purchase for cash that number of MLP Notes that may be purchased with excess proceeds at a purchase price equal to 100% of the principal amount of the MLP Notes plus accrued and unpaid interest to the date of purchase. The Partnership cannot determine the amount of excess proceeds that will result from the sale of the propane segment. Accordingly, the Partnership cannot predict the size of any offer to purchase the MLP Notes and whether or to what extent holders of MLP Notes will accept the offer to purchase when made.

* * *

Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro” or the “heating oil segment”), which is an indirect subsidiary of the Partnership, has signed a new $260 million revolving credit facility agreement with a group of lenders led by JP Morgan Chase Bank, as administrative agent.

The revolving credit facility provides the heating oil segment with the ability to borrow up to $260 million for working capital purposes (subject to certain borrowing base limitations), including the issuance of up to $75 million in letters of credit. Obligations under the revolving credit facility are secured by liens on substantially all of the assets of the heating oil segment, accounts receivable, inventory, general intangibles, real property, fixtures and equipment. Obligations under the revolving credit facility are guaranteed by the heating oil segment’s subsidiaries and by the Partnership.

The heating oil segment borrowed an initial $119 million under the revolving credit facility on the Closing Date, which the heating oil segment used to repay amounts outstanding under the heating oil segment’s existing credit facilities.

* * *

On December 15, 2004, the Partnership received an informal inquiry from the Division of Enforcement of the Securities and Exchange Commission.

Star Gas Partners, L.P., is a leading distributor of home heating oil. The Partnership is the nation’s largest retail distributor of home heating oil. Additional information is available at www.star-gas.com.

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership’s financial performance, the price and supply of home heating oil, the Partnership’s ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the realization of savings from the business process redesign project at the heating oil segment, the ability of the Partnership to correct operational problems with such project. All statements other than statements of historical facts included in this new release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release as well as in the Partnership’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.